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                               PRESIDENT'S REPORT

                                 Annual Meeting
                                 April 29, 1999

Thank you Dean and good morning, ladies and gentlemen. Before I start, I would like to recognize some of our former officers who are with us today. I think this is a record turnout: First Dr. Tom Purl, who was my mentor for many years--it's good to see him; Carl Avelar; Bruce Bleecker; Don Schaefer; Peter Pao; Keith Gilbert, who left as part of the divestiture that became Stellex; Carol Roosen; and Rick Bell. Hopefully I haven't missed any one, but I have never had this many former officers at a meeting. It is nice to see all of you.

It is a pleasure to address all of you at this meeting of Watkins-Johnson. It's our 41st, but this is a much different speech than the past annual meetings since this year on March 1 we announced a milestone decision. On that day, we announced our decision to pursue the sale of Watkins-Johnson Company.

As I'm sure you can imagine, this was not an easy decision. Watkins-Johnson has been in business for 41 years and has a wonderfully dedicated and skilled workforce--many of whom have worked at no other company during their professional career. We are proud of our history of excellent products and service in sophisticated technical industries. However, in light of profitability problems in the past few years, we realized we had to make significant changes to maximize shareowner value.

After exploring every alternative with our financial advisors (CIBC Oppenheimer Corporation--we have two representatives here with us today), the board became convinced that the sale of the company, in its entirety or as separate businesses, is the best course to maximize shareowner value. We have embarked upon that process. We recognize that selling only particular segments of the company will not maximize the shareowner value.

Today, I'm pleased to report to you our progress in implementing that strategy.

o As we have announced, we sold our semiconductor equipment group's high-density-plasma chemical vapor deposition intellectual property and associated hardware to Applied Materials. This will result in a second quarter pre-tax gain of $9 million.

o We entered into a non-binding letter of intent with the Silicon Valley Group regarding the sale of the Semiconductor Equipment Group. This letter of intent gave them a period of exclusivity. We are still in detailed negotiations with them. The negotiations are moving forward and we will keep you aware of any material developments in this situation.

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o    The activity  seeking  potential  buyers for the wireless  segment has just started. As I will discuss later in the first quarter results, I believe the strength of our wireless activities will become apparent.

We're also working on two separate real estate transactions.

o The marketing of the balance of our property in San Jose, an approximately 190,000 square foot vacant building on nearly 14 acres, is moving forward. This complements the sale we announced last year of 15 acres of adjacent undeveloped land. This sale generated approximately $15 million of pre-tax gain.

o    The second real  estate  piece is the Palo Alto  facility  in the  Stanford
     Research Park. It is held under two long-term leases from Stanford University. One of these leases was obtained in 1957 for 99 years; the other was obtained in 1974 for 55 years. This property could be redeveloped and leased at much higher rates today. An example of this possibility is the property that we returned to Stanford in December of 1997; the building that they built for TIBCO on that land looks like it has roughly twice the square footage that WJ had. This process on the two leases in Palo Alto is also just starting and it is difficult at present to predict its timing.

I would now like to turn to the results of our strong first quarter. I am pleased to say that each group is now profitable with a growing backlog.

o Mal Caraballo directs the Wireless Products Group, headquartered in Palo Alto with a facility in Milpitas. This unit has doubled its sales every year for the past three, and they became profitable last year. We expect to see 30 to 50 percent revenue growth and continued profitability from them in 1999. Their first quarter sales of nearly $24 million and roughly a one-to-one book to bill ratio show them on track. Their pre-tax operating profit margin this quarter was over our target of five percent.

     We are proud of their ability to satisfy their customers. Last November, for the second year running they received a major supplier award from
     Lucent Technologies. In 1998, they were one of only two "WOW" vendors--that's W-O-W, Lucent's highest vendor award. This year they are successfully broadening the customer base as they capture new orders. Unfortunately, non-disclosure agreements and competitive considerations prevent me from disclosing more about these new customers at this time.

o I am pleased to report that the Telecommunications Group (TG), headquartered in Gaithersburg under the direction of Bob Hiller, has stabilized its business. They are now operating profitably and have solid prospects of continuing to grow on a quarterly basis after reaching the bottom of their decline in the third quarter of 1998. Their sales of $11 million for the first quarter of 1999 were at the planned operating profit. TG's first quarter orders of $17 million were their best since the first quarter of 1997, two years ago. And, I am also happy to report that this week a major $8 million

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     order for the limited rate  production  quantities  on the COBLU system has been received from Lockheed Sanders. This is a system that we expect will generate follow-on business for several years.

o The Semiconductor Equipment Group (SEG), headquartered in Scotts Valley and directed by Pat Brady, is also off to a very good start. Their first quarter's sales of $30 million were above our earlier expectations; they have returned to the profit column. In fact, the quarterly operating profit of $1.1 million was their best in over two years. First quarter bookings were very strong with a book-to-bill ratio of 1.4 to 1. Several customers have purchased the new WJ-1500. This tool is aimed at the 0.15 to 0.18-micron geometry integrated circuits. All customers continue to talk strongly with our sales force about purchases, and right now we expect the group to exceed the expectations we announced earlier this year when we said SEG would have profitable sales between $100 and $110 million for 1999.

On behalf of the Board, I would like to take this time to thank the entire WJ team for their dedicated service through these tough times and the unsettling period of the business sale.

In turning back to the process of seeking buyers, we plan to keep you informed, as appropriate, of any other agreements relating to the sale of the company. Of course, we cannot guarantee you that this activity will be successful, but we intend to put our best efforts into implementing this strategy.

Your Board of Directors is very committed to maximizing the value of your investment in Watkins-Johnson. We have taken decisive action to fulfill that commitment, and will continue to do so.

Dean, I will turn the meeting back over to you.

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